Exhibit 10.2(a)

THIS EMPLOYMENT AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, SECTION 15-48-10 ET SEQ., AS AMENDED.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the  9th day of April, 2008, by and between Coastal Carolina Bancshares, Inc. a South Carolina corporation (the “Company”), and Joel P. Foster (“Employee”) to be effective as of the date hereof.  Upon the formation of the Company’s proposed national bank association subsidiary, this Agreement shall be assigned to said proposed national bank subsidiary (the “Bank”) (the Company and the Bank are collectively referred to herein as “Employer”) pursuant to the provisions set forth herein.

W I T N E S S E T H

WHEREAS, the Company (as successor by merger to Coastal Carolina Dream Team, LLC) and the Employee are parties to an employment agreement dated February 14th, 2008 (the “Current Agreement”); and

WHEREAS, the Company and the Employee desire to terminate the Current Agreement and replace it with this Agreement which shall amend and restate in its entirety the Current Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.             Termination of Current Agreement; Position and Duties.  The Current Agreement is hereby terminated effective as of the date hereof and amended, restated and replaced with this Agreement.  Employer agrees, effective upon the date the Bank receives its charter from the Office of the Comptroller of the Currency (the “OCC”), to employ the Employee as CLO and SVP of the proposed Bank.  Prior to the date the Bank receives its charter, Employee shall aide Employer in organizing the Bank.

Employee will have such managerial and operational duties as directed by the President and Chief Executive Officer (“CEO”) of the Employer.  Further, Employee agrees to serve, without additional compensation, if elected, in any other senior executive position of the Company or the Bank that may be reasonably required of him, including as an officer or director or both of any subsidiary or affiliate of the Company or the Bank in accordance with Section 7 below.  The Employee shall at all times comply with all laws, rules and regulations which may be applicable to the Employer.

Employee shall devote his full-time and best efforts to his employment with the Employer and shall apply substantially that degree of skill and diligence in rendering services to the Employer as would be applied by a person of ordinary prudence and comparable experience under similar circumstances.  Notwithstanding the foregoing,

Employee may devote a reasonable amount of his time to his personal investments and to civic and charitable activities; provided, however, Employee shall not accept any position as a director of any unaffiliated for-profit business organization without the prior approval of the Company’s President and CEO.

2.             Compensation.

(a)  Annual Salary.  During the term (as defined in Section 8), Employee shall be entitled to receive an annual base salary of $150,000 per year (the “Annual Salary”), payable in accordance with Employer’s instituted payroll practice, prorated for any partial employment period.  The Annual Salary may be increased from time to time by the Board of Directors of the Bank based on recommendation by the Bank’s CEO, but shall not be decreased without the written consent of Employee.  The CEO, in making any recommendation, shall consider Employee’s annual performance in light of the specific goals and objectives for Employee which shall be established annually in writing, after consultation with the CEO.

(b)  Stock Options.  Upon the Company receiving approval from the appropriate governmental regulatory agencies to acquire the Bank and the Company selling stock in its initial public stock offering, Employee shall be entitled to receive the following stock options to be granted to Employee on the date the Bank opens for business pursuant to the terms of a to-be-established stock option plan:

(i)  If the Company receives capital from its initial stock offering, in the amount of not less than $20,000,000.00 Dollars to $20,999,999.00 Dollars, Employee shall be entitled to receive options for 30,000 shares of Company common stock;

(ii)  If the Company receives capital from its initial stock offering, in the amount of not less than $21,000,000.00 Dollars to $24,999,000.00, Dollars, Employee shall be entitled to receive options for 35,250 shares of Company common stock;

(iii)  If the Company receives capital, from its initial stock offering, in the amount of not less than $25,000,000.00 Dollars to $29,999,000.00 Dollars, Employee shall be entitled to receive options for 37,500 shares of Company common stock; or

(iv)  If the Company receives capital, from its initial stock offering, in the amount of not less than $30,000,000.00 Dollars, Employee shall be entitled to receive options for 38,700 shares of Company common stock.

The stock option agreement, when prepared, shall provide, among other things, that Employee’s options, as above provided, shall be subject to a five year vesting period with no more than 20 percent vesting each year.

(c)  Equity Based Compensation.  In each year of employment, Employee shall be eligible to receive appropriate awards of stock options, restricted stock and/or other equity based compensation under such terms and conditions as determined by the Company’s Board of Directors, in its sole discretion.

3.             Fringe Benefits, Vacation Time, Expenses and Perquisites.  During the Term (as defined in Section 8 below):

(a)  Benefit Plan Participation.  Employer anticipates it will establish and implement appropriate benefit plans and programs, that will contain such terms and conditions as are selected by the Company’s Board of Directors, in its discretion. Subject thereto, Employee shall be eligible to participate in or receive benefits under all corporate employment benefit plans made available by Employer to its executives and key management employees.

(b)  Vacation Time Allowances.  Employee shall be entitled each calendar year to twenty (20) business days of vacation, prorated for any partial year, during which time Employee’s compensation will continue to be paid.  Employee shall take ten (10) of the twenty (20) vacation days consecutively each year.  Unused vacation days shall not accumulate from year to year.

(c)  Business Expense Reimbursement.  During the term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Employer) in performing services hereunder, provided that Employee properly accounts therefor in accordance with company policy.

(d)  Automobile Allowance.  Employee shall receive a monthly automobile allowance in the amount of Seven Hundred Fifty Dollars ($750.00).

(e)  Club Dues.  Employer will pay the dues for Employee’s membership in the Dunes Club and a membership with the Sertoma Club.

(f)  Cell Phone.  Employer will provide Employee with a cell phone and shall pay the monthly fees in connection therewith.

(g)  Health Insurance.  From the date hereof until thirty (30) days following the Bank opening date, Employer shall reimburse Employee one-half (1/2) of his monthly COBRA payments upon Employee presenting the necessary documentation that he has paid such.

4.             Confidential Information and Restrictive Covenants.  Employee acknowledges that he has performed services or will perform services hereunder which directly affect the Employer’s business.  Accordingly, the parties deem it necessary to enter into the protective provisions set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

(a)  Non-Competition.  Employee expressly covenants and agrees that during the Term and for a period of eighteen (18) full months after termination of his association with the Employer, for any reason other than pursuant to subsection (d), (e), (g) or (h) of Section 9 hereof, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, organizer, director, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes, but is not limited to, the commercial banking, insurance agency, wealth management, trust, savings and loan, and mortgage banking businesses, and any other business in which the Employer or any of its subsidiaries is engaged, or efforts to organize a banking or other financial services business, anywhere within Horry, Georgetown, Florence, and Williamsburg Counties in South Carolina and Brunswick and Pender Counties in North Carolina; provided, however, that Employee shall not be prohibited hereunder from passively investing in a business similar to the banking and other financial business activities of the Employer or any of its subsidiaries, if such investment is limited to less than one percent of the capital stock or other securities of any such corporation or other entity.

(b)  Non-Solicitation of Employees.  Employee agrees that, during the Term and for a period of eighteen (18) full months thereafter he will (i) not solicit, entice, persuade or induce any other employee of the Employer or any of its subsidiaries to leave the employ or association of such entity, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any individual who is employed by the Employer or any of its subsidiaries at the time of the attempted recruiting or hiring.

(c)  Non-Solicitation of Customers.  Employee agrees that, during the Term and for a period of eighteen (18) full months thereafter, he will not, directly or indirectly, solicit any business from any of the customers of the Employer or any of its subsidiaries, or actively seek prospective customers of the Employer or any of its subsidiaries, with whom Employee had material direct or indirect contact within the last twenty-four (24) months of Employee’s association hereunder for purposes of providing products or services that are similar to or competitive with those provided by the Employer or any of its subsidiaries, if the Employer or any of its subsidiaries is also then still engaged in such business.

5.             Unauthorized Disclosure.  Employee shall not, without the written consent of the Board of Directors of the Company or the Bank, or a person authorized thereby knowingly disclose to any person, other than an employee of Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties hereunder or as required by law, any material confidential information obtained by him while in the employ of Employer with respect to any of Employer’s services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows or reasonably should know will or is likely to be damaging to Employer; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Employer.

The covenants contained in this Section 5 shall survive the termination of Employee’s employment hereunder for any reason for a period of two years; provided, however, that with respect to those items of confidential information which constitute a trade secret under applicable law, Employee’s obligations of confidentiality and non-disclosure as set forth in this Section 5 shall continue to survive after said two-year period to the greatest extent permitted by applicable law.  These rights of Employer are in addition to those rights Employer has under the common law or applicable statutes for the protection of trade secrets.

6.             Injunctive Relief.  It is understood and agreed by the parties hereto that the services to be rendered by Employee hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by Employee of the covenants set out in Sections 4 and 5 of this Agreement will cause Employer great and irreparable injury and damage.  Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 4 or 5 of this Agreement by Employee.  This provision shall not, however, be construed as a waiver of any of the remedies which Employer may have for damages or otherwise.

7.             Subsidiaries.  It is understood and agreed by the parties hereto that, at the election and direction of Employer and without modification of the terms and provisions hereof, Employee may also serve as an executive officer or director or both of any one or more subsidiaries of the Company or the Bank, when and as so determined by Employer.

8.             Term of Employment.  Employee’s employment under this Agreement shall be for a term commencing on the date hereof and ending December 31, 2008 (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, this Agreement (and the Term) will automatically renew on January 1st of each year for an additional calendar year unless either party notifies the other party, in writing at least 45 days prior to the end of the then existing Term, that Employee’s employment will terminate at the end of the then existing Term. In the event of such notification, this Agreement will expire at the end of the existing Term.

9.             Termination of Employment.

(a)  General; Termination Upon Death.  Upon termination of Employee’s employment for any reason, Employee or, in the event of Employee’s death, Employee’s estate, shall be entitled to Employee’s Annual Salary prorated through the date of termination.  Any other payments or benefits earned by or owed to Employee hereunder at the time of termination of employment, but not yet paid to Employee, shall be paid to Employee or his estate at such time as is provided by the terms of the applicable Employer plan or policy.  Employee’s right to any additional payments and benefits for periods after the date of termination of employment shall be determined in accordance with the applicable provisions of this Section 9.

(b)  Termination Upon Disability of Employee.  After Employee has commenced employment with the Employer, Employer or Employee may terminate Employee’s employment hereunder upon written notice to the other party if by reason of Employee’s physical or mental impairment (a “disability”), Employee is incapable of performing substantially all of his duties hereunder for a period of 90 consecutive days or a total of 150 days in any 12-month period.  Upon termination for permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor thereto (the “Code”), all unvested options shall vest.  If any disagreement concerning whether Employee has suffered a “disability” (as used in this subsection (a)) occurs between Employee and Employer, Employee (or his spouse or personal representative if Employee is unable to communicate with reason) shall select a physician, and Employer shall select a physician.  Such physicians shall select a third physician, and the three physicians shall then determine by majority vote whether Employee is disabled (as used in this Section).  The decision of a majority of such physicians shall be binding on Employer and Employee.

(c)  Termination of Employee for Cause.  The occurrence of any of the following events or circumstances shall constitute “Cause” for the termination, at the election of the Employer, of the employment of Employee under this Agreement:

(i)  conduct by Employee, or as a result of Employee’s direction, of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act, by the Employee, which is intended to cause, causes or is reasonably likely to cause harm to the Employer (including harm to its business reputation);

(ii)  the indictment or the arrest of Employee for the commission or perpetration by the Employee of any felony, or any act involving dishonesty, moral turpitude or fraud;

(iii)  the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Employee or the Employer (provided, that the respective Board of Directors determines, in good faith, that the subject matter of such action involves acts or omissions by or under the supervision of the Employee or that termination of the Employee would materially advance the Employer’s compliance with a concern prompting such regulatory action or would materially assist the Employer or the Bank in avoiding or reducing the restrictions or adverse affects to the Employer or the Bank related to the regulatory action);

(iv)  knowing violation by Employee of any federal or state banking or securities law or regulation which is material to the Bank or its operations, or Employee’s act or omission which he reasonably should have known violated any such law or regulation;

(v)  Employee’s refusal to perform a duly authorized directive of the CEO;

(vi)  Any other material breach by the Employee of this Agreement that if susceptible of cure remains uncured for 10 days following notice to the Employee of such breach; or

(vii)  Employee exhibits a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in good faith and the reasonable judgment of the CEO, is detrimental to the Employer’s best interests, that, if susceptible of cure remains uncured for 10 days following written notice to the Employee of such specific inappropriate behavior.

Provided, however, that with respect to the conditions described in items (i), (iii), (iv), (v), (vi) or (vii) of the foregoing, no termination shall be made unless the Employer has provided written or electronic notice to Employee of the existence of such condition and Employee has been granted a reasonable opportunity to appear before the applicable Board of Directors in order to respond to such determination.

Upon the termination of Employee’s employment under this Section 9(c), no additional benefits or monies shall be due Employee other than those accrued or vested hereunder or under any benefit plans of Employer as of the date of termination. In addition, in the event that Employer terminates Employee’s employment under this Section 9(c) and any act or omission of Employee constituting Cause results in material economic harm to the Employer or in reputational harm causing material injury to the Employer, then, notwithstanding anything to the contrary herein, but only to the extent permitted by law and the provisions of the Employer’s plan or program, as of the date of termination (i) Employer shall have no further obligations to make any payments or provide any benefits to Employee, his estate, or his dependents hereunder or under any compensatory or benefit plan or arrangement of Employer, and (ii) all outstanding nonvested options to purchase shares of the Company’s common stock granted by the Company to Employee shall immediately expire.

In the event that Employer discharges Employee under this Section 9(c) and it is subsequently determined, pursuant to Section 10, that the termination was without  cause, then such discharge shall be deemed a discharge without Cause subject to the provisions of Section 9(d) hereof.

(d)  Termination by Employer Without Cause.  Employer may terminate Employee’s employment hereunder at any time without Cause by written notice to Employee, in which event Employer shall continue to pay Employee his Annual Salary, in effect immediately prior to such termination, for an additional twelve (12) months thereafter.  Such Annual Salary shall be paid in monthly installments unless Employer, in its discretion, determines otherwise.  In the event Employee becomes employed at any time during the twelve (12) months, then his compensation from Employer shall be set off by the compensation relating to Employee’s new employment.

(e)  Termination by Employee For Good Reason. In the event Employee terminates his employment for Good Reason, Employer shall continue to pay Employee his Annual Salary, as in effect immediately prior to such termination for an additional twelve (12) months.  In the event Employee becomes employed at any time during the twelve (12) months, then his compensation from Employer shall be set off by the compensation relating to Employee’s new employment.  For purposes of this Agreement, the term “Good Reason” shall mean:

(i)  a substantial alteration in the nature or status of Employee’s responsibilities which renders Employee’s position to be of materially less dignity, responsibility or scope, other than any such alteration implemented with Employee’s consent;

(ii)  Employer requiring Employee to be based anywhere other than the Company’s or the Bank’s principal executive offices; or

(iii)  any material breach by Employer of its obligations contained in this Agreement.

(f)  Termination by Employee Without Good Reason.  In the event Employee terminates his employment with Employer for any reason (including retirement) other than Good Reason, Employee shall give Employer at least ninety (90) days notice of Employee’s intention to terminate his employment without Good Reason, and Employer may elect at its option and at any time to accept such termination at a date sooner than such ninetieth day.  Employee shall be entitled to all compensation and benefits due under this Agreement through such termination date.  Thereafter no additional benefits or monies shall be due Employee, his estate, or his dependents, other than those accrued hereunder or under any benefit plans of Employer as of the date of termination.

(g)  Termination Related to Noncommencement of Banking Operations. Employee’s employment and his right to compensation, salary, and/or benefits, shall cease at the earliest of (i) June 30, 2009, in the event that on such date the Company does not have a subsidiary actively engaged in the commercial banking business; (ii) receipt of notice from the OCC that the application to form a national bank has been denied, or that the OCC has declined to approve any portion of this Agreement for which the OCC’s approval is required; (iii) receipt of notice from the FDIC that the application for deposit insurance for the Bank has been denied, or that the FDIC has declined to approve any portion of this Agreement for which the FDIC’s approval is required; (iv) the Company’s receipt of notice from the Federal Reserve that its application to acquire the Bank and become a bank holding company has been denied; or (v) receipt of notice from the OCC or the FDIC that Employee’s employment as CLO and SVP of the Bank is not approved.

(h)  Termination Related to Securities Offering.  Employee’s employment and Employee’s right to compensation, salary, including salary continuation, and/or benefits shall cease, at the Company’s option, at the end of the thirtieth (30th) day after the date that the Company receives information, from its advisors regarding the Company’s securities offering, that the Company is not reasonably expected to raise the needed equity, as determined necessary by the Company’s Board of Directors by June 30, 2009 on terms acceptable to the Company.

(i)  Effect of Termination on Other Positions.  If, on the date of his termination of employment with Employer, Employee is a member of the Board of Directors of the Company or any of its subsidiaries, or holds any other position with the Company or any of its subsidiaries, Employee shall be deemed to have resigned from all such positions as of the date of his termination of employment with Employer.  Employee agrees to execute such documents and take such other actions as Employer may request to reflect such resignation.

(j)  Vested Rights.  Nothing herein shall be construed as obviating any vested rights of Employee in any vested stock options or other earned benefits obtained during his employment.  Employee shall have no less than ninety (90) days to exercise his vested rights unless a different time period is set forth in the applicable plan or agreement.

Further, subject to the terms of the applicable plan or agreement in the event of Employee’s death, his total and permanent disability as defined in Section 22(e)(3) of the Code, his termination with Good Reason, or his termination without Cause, all unvested options shall vest.  In the event of Employee’s death, Employee’s estate shall have up to twelve (12) months to exercise Employee’s rights unless a different time period is set forth in an applicable plan or agreement.

(k)  Return of Materials.  Upon termination of employment, the Employee shall leave with the Employer all business records, contracts, calendars, telephone lists, rolodexes, and other business materials and records, including any electronic data and data in any other medium, relating to the Employer and its subsidiaries, its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Employee prepared such materials or records himself.  Upon such termination, the Employee shall retain no copies of any such materials.

(l)  Limitation on Obligation to Make Payments.  Notwithstanding anything herein the Employer shall not have any obligation to make any payments to the Employee if such payments would be prohibited under 12 CFR 359.

10.          Arbitration.  Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Employee’s employment, the parties agree that such controversy, dispute or claim shall be settled by arbitration, conducted in Horry County, South Carolina, in accordance with this Section 10 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”).  The Employer and Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel.  The award rendered by the Arbitration Panel shall be in writing, signed by at least two of the members of the Arbitration Panel, and shall be based on the preponderance of the credible evidence submitted to the Arbitration Panel and described or summarized in such award.  The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.  The Employer and Employee will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law.  All arbitrators’ fees and other administrative fees in connection with any arbitration hereunder will be allocated equally to and paid by the Employer and Employee; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by Employee if the Arbitration Panel determines that Employee’s position in the arbitration proceeding was without merit.  Upon request of either party, (i) the arbitrator may require that the subject arbitration proceedings be kept confidential, and (ii) no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final.  A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other urgent or exigent situation, but responsibility for resolution of any disputes shall be appropriately transferred to the arbitrator upon appointment in accordance with the provisions hereof.

11.          Miscellaneous.

(a)  Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered, sent by confirmed electronic transmission, or sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of Employee, to his residence address as set forth in the books and records of Employer, and in the case of Employer, to the address of the Company’s principal place of business, in care of the CEO and the Chairman of the Board of Directors of the Company — or to such other person or at such other address with respect to each party as such party shall notify the other in writing. Unless such notice provides for a later effective date, such notices shall be deemed to be effective as of the earliest of (i) actual receipt by the addressee, (ii) the first business day after the date of electronic transmission thereof, or (iii) the second business day after deposit of the same into a United States postal authority receptacle.

(b)  Assignment.  This Agreement is personal and shall in no way be subject to assignment by Employee.  It shall be binding upon and shall inure to the benefit of Employer and Employer’s successors and assigns, and its economic rights and benefits shall inure to the benefit of Employee or his heirs or duly constituted legal representatives.

(c)  Severability.  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

(d)  Reformation.  If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

(e)  Waiver; Amendment.  No waiver in any instance by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance.  This Agreement cannot be amended except in writing signed by the party to be charged.

(f)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

(g)  Entire Agreement.  This Agreement contains the entire agreement of the parties concerning the matters set forth herein, and all promises, representations,

understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

(h)  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument.

(i)  Third Party Beneficiary.  The Bank is intended to be a third party beneficiary hereunder and shall become a party hereto upon ratification by its Board of Directors after the date the Bank receives the last regulatory approval necessary to commence operations as a national bank association.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

Coastal Carolina Bancshares, Inc.

By:	/s/Michael D. Owens
Michael D. Owens
Its:	President and Chief Executive Officer

“EMPLOYEE”

/s/ Joel P. Foster
Joel P. Foster

Ratified by the Bank, effective this        day of                     , 200    .

“BANK”

Coastal Carolina National Bank

By:
Name:
Title: